Exhibit 10.12

ROUNDY’S, INC.

EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Employee Confidentiality and Non-Competition Agreement is entered into as of the 27th day of December, 2002, by the undersigned for the benefit of Roundy’s, Inc. (“Roundy’s”) and its current and future Subsidiaries and Affiliates (as hereinafter defined).  Roundy’s and its Subsidiaries and Affiliates are referred to herein collectively as the “Company.”

PREAMBLE:

I am an executive officer of the Company.  I understand that in the course of my service to the Company, I will have access to and become acquainted with a great deal of confidential, proprietary information concerning the Company’s business, products, services, customers, sales and marketing efforts and practices, financial information, market strategies, corporate strategies, capital structure, ownership, and other valuable proprietary information.  Some or all of such information may constitute “trade secrets” of the Company within the meaning of the Wisconsin Trade Secrets Act, Wis. Stat. §134.90.

I understand that such information is the exclusive property of the Company, and its disclosure to third persons could have a significant adverse effect on the Company’s competitive position and business.  Further, my use of such knowledge and information, and of the experience I have and will gain in the course of my service to the Company, in a manner competitive with the Company’s business would have a substantial detrimental effect on the business and the value of the Company.  The Company therefore wishes to maintain the strictest confidentiality of all such information and to take all reasonable steps to prevent its unauthorized dissemination or its use in a manner competitive with the Company’s business, and to prohibit me from competing with the Company for a period of time following the termination of my employment with the Company.

The Company has offered to permit me to invest in the Company through the purchase of shares of the Common Stock of the Company’s parent corporation, Roundy’s Acquisition Corp. (the “Investment”).  I understand that the Company’s willingness to make the Investment available to me is in consideration, in part, of my entering into this Agreement.

AGREEMENT:

Therefore, in consideration of these circumstances, my continued employment by the Company, and Company’s allowing me to make the Investment, I agree as follows:

1.                                       Confidential Information.

(a)                                  I acknowledge that by reason of my duties to and association with the Company, I have had and will have access to and have and will become informed of Confidential Information.  For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, me in connection with my relationship with the Company or any of its stockholders or investors prior to the date hereof or during the continuation of my employment with the Company, and that relates to the actual or anticipated business, products, services, financing, research or development of the Company or any of its stockholders or investors or their respective suppliers, distributors or customers.  Confidential Information includes, but is not limited to, the following: (i)  internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods);  (ii) identities of, individual requirements of, specific contractual arrangements with, information about and confidential and proprietary information of any of the Company’s suppliers, distributors and customers; (iii) trade secrets, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and Active Targets (as defined below).  Confidential Information shall not include information that (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by me from a third party (other than the Company or any of the Company’s suppliers, distributors or customers) without a breach of any obligation of confidentiality by such third party known to me or (c) was known to me prior to my employment with the Company.

(b)                                 During the Employment Period, I agree to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information, except for use in my regular authorized duties on behalf of the Company.  For a period of two (2) years after the termination (for any reason whatsoever) of my employment with the Company, I agree to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information in the Geographic Area (as defined below).  I acknowledge and agree that all documents and other property including or reflecting Confidential Information furnished to me by the Company or any of its shareholders, or investors or otherwise acquired or developed by me or known by me shall at all times be the sole and exclusive property of the Company.  During my employment with the Company and for a period of two (2) years thereafter, I will take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft.  I will deliver to the Company at the termination of my employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer disks or tapes, printouts and software and other documents and data (and copies thereof) relating to or containing any Confidential Information, Work Product (as defined below) or the business of the Company or any of its shareholders or investors which I may then possess or have under my control and shall erase all embodiments of the Confidential Information from all storage devices.  If I am required to disclose Confidential Information pursuant to any applicable law or court order, I will provide the Company with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and will cooperate with the Company to preserve the confidentiality of such information to the extent possible.

2.                                       Common Law of Torts or Trade Secrets.  In addition to the Company’s rights and my duties as specifically set out in this Agreement, the Company will retain all such rights, and I will be bound by all such duties, to protect the Company’s Confidential Information, as are or may be provided under the law, including without limitation the Wisconsin Trade Secrets Act (Wis. Stat. §134.90).  Nothing herein will diminish the Company’s common law and statutory rights to:

(a) keep such information secret for as long as the law allows;

(b) protect such information from disclosure to any third party, wherever located;

(c) protect such information from use by any person, including me, not authorized by the Company; and

(d) seek any remedies and take any measures necessary to protect the Company’s Confidential Information.

3.                                       Inventions and Patents.

(a)                                  I acknowledge that all Work Product is the exclusive property of the Company. I hereby assign all right, title and interest in and to all Work Product to the Company.  Any copyrightable works that fall within Work Product will be deemed “works made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute “works made for hire,” I hereby assign to the Company all right, title and interest therein.

(b)                                 I will promptly and fully disclose all Work Product to the Company and will cooperate and perform at the expense of the Company all actions reasonably requested by the Company (whether during or after my employment) to establish, confirm and protect the Company’s right, title and interest in such Work Product.  Without limiting the generality of the foregoing, I agree to assist the Company, at the Company’s expense, to secure its rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of my mental or physical incapacity or for any other reason (including my refusal to do so after request therefor is made by the Company) to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to Section 7(a) above, then I hereby irrevocably designate and appoint Roundy’s and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by me.  I agree not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

4.                                       Non-Competition; Non-Solicitation; Non-Interference.

(a)                                  I agree that, during my employment with the Company, I will not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business which is, directly or indirectly, engaged in any business in which the Company engages or proposes to engage during the period of my employment.

(b)                                 I agree that, during the Noncompete Period (as defined below), I will not directly or indirectly own any interest in, or in any capacity that requires me to provide, in any material respect, services, advice, and/or consultation similar to the services, advice and/or consultation I provided on behalf of the Company during the Reference Period (as defined below), manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any manner engage in any business which is located, in whole or in part, in the Geographic Area and which is engaged in a Competitive Business (as defined below).

(c)                                  Nothing herein shall prohibit me from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as I have no active participation in the business of any such corporation.

(d)                                 During my employment with the Company and throughout the Noncompete Period, I will not directly or indirectly (including through another person) solicit or attempt to solicit, induce or attempt to induce any employee, consultant, agent, independent contractor or any other person otherwise engaged in a services or business relationship (including, without limitation, any customer, supplier, licensee or licensor) with the Company to leave the employ of or terminate or otherwise adversely alter such person’s relationship with the Company, or in any way interfere with the relationship between the Company and any such person; provided, however, I will not be prohibited from engaging the services of any such person who is also engaged by the Company (other than any employee of the Company, or any consultant or agent providing services substantially on a full-time basis to the Company relating primarily to the Food Industries, as that term is defined below) so long as any such engagement would not otherwise constitute a breach of this Section 4(d).

(e)                                  During the Noncompete Period, I will not directly or indirectly (including through another person) hire or otherwise engage the services of any person who was an employee of the Company at any time during the ninety (90) day period immediately preceding the termination of my employment with the Company.

(f)                                    During my employment with the Company and throughout the Noncompete Period, I will not directly or indirectly (including through another person) acquire or attempt to acquire any business in the United States of America to which the Company or any of its shareholders or investors has made any proposal during the Reference Period relating to the possible acquisition of such business by the Company or any of its shareholders or investors (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its shareholders or investors.

(g)                                 If, at the time of enforcement of any covenant or agreement contained in Section 1, 2, 4(a), 4(b), 4(d) or 4(e) of this Agreement, a court holds that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, I agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court will be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because my services are unique and because I have access to Confidential Information and Work Product, I agree that monetary damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or similar relief in order to enforce, or prevent any violations of, the provisions hereof.  In addition, in the event of a breach or violation by me of any covenant or agreement in Section 4(a), 4(b), 4(d) or 4(e), the Noncompete Period set forth in such Section with respect to such covenant or agreement shall be tolled until such breach or violation has been duly cured.

5.                                       Definitions.

“Active Targets” means a company or a division of a company in the Food Industries which, during the Reference Period, the Company has spent a significant amount of time investigating as a possible investment or acquisition candidate.

“Affiliate” of a person means any other person or investment fund controlling, controlled by or under common control with the person and, in the case of a person which is a partnership, any partner of the person.

“Cause” shall have the meaning ascribed to it in the Severance Agreement.

“Competitive Business” means the business of the wholesale distribution or retail sale of food, groceries, prescription and non-prescription drug products, general merchandise (but only if such general merchandise business is part of a business a material component of which is the sale or distribution of food or groceries) and other goods and services related to the wholesale or retail sale or distribution of food or groceries.

“Food Industries” means the wholesale distribution or retail sale of food, groceries, prescription and non-prescription drug products, and general merchandise (but only if such general merchandise business is part of a business a material component of which is the sale or distribution of food or groceries) and other goods and services related to the wholesale or retail sale or distribution of food or groceries.

“Geographic Area” means the States of Illinois, Indiana, Michigan, Ohio, Wisconsin, any other state in which the Company or any of its Subsidiaries conduct significant business after the date hereof, and any other state in which an Active Target is located.

“Good Reason” shall have the meaning ascribed to it in the Severance Agreement.

“Noncompete Period” means the one (1) year period following the Termination Date; provided, that in the event the undersigned’s employment with the Company is terminated by the Company without Cause or by the undersigned for Good Reason, the Noncompete Period shall mean the lesser of one (1) year or that number of months which is equal to the number of months’ compensation (if any) the undersigned is entitled to receive by reason of such termination under the Severance Agreement (referred to in the Severance Agreement as the “Monthly Multiplier”).

“Reference Period” means the one (1) year period immediately preceding the Termination Date.

“Severance Agreement” means that certain Deferred Compensation Agreement between the Company and the undersigned, dated April 16, 1997, as amended and in effect from time to time.

“Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or one or more Subsidiaries of that person or a combination thereof.  For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Termination Date” means the date on which my employment with Roundy’s terminates, regardless of the reason for that termination.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by me (whether alone or jointly with others) while employed (both before and after the date hereof) by the Company (or its predecessors, successors or assigns).

6.                                       Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

If to me:	Edward G. Kitz
[Personal Address Redacted]

If to the Company:	Roundy’s, Inc.
23000 Roundy Drive
Pewaukee, WI 53072
Attn: Darren W. Karst

with a copy to:	Willis, Stein & Partners III, L.P.
One North Wacker Drive, Suite 4800
Chicago, IL 60606
Attn: Jeffery D. Beyer

and a copy to:	Whyte Hirschboeck Dudek S.C.
111 East Wisconsin Avenue, Suite 2100
Milwaukee, WI 53202
Attn: John F. Emanuel

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; (c) if sent by telecopy or facsimile transmission (and receipt is confirmed), when transmitted at or before 5:00 p.m. local time at the location of receipt on a business day, and if received after 5:00 p.m. or on a day other than a business day, on the next following business day, but only if also sent by reputable overnight air courier within one business day following transmission; or (d) if otherwise actually personally delivered, when so delivered.

7.                                       General Provisions.

(a)                                  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties specifically acknowledge and agree that each covenant and agreement contained in Section 1, 2, 3, 4(a), 4(b), 4(d) or 4(e) of this Agreement is separate and independent.

(b)                                 Complete Agreement.  This Agreement, together with the Stock Purchase Agreement and the Investor Rights Agreement between me and Roundy’s Acquisition Corp., the Severance Agreement and those other documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)                                  Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns.

(e)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Wisconsin.

(f)                                    Remedies.  The Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  I agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)                                 Survival.  The provisions of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of my employment with the Company, regardless of the reason for that termination.

(h)                                 Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and me.

(i)                                     Advice of Counsel.  I acknowledge that I have been encouraged by the Company to obtain independent legal advice and counsel prior to entering into this Agreement, that I have obtained such independent advice and counsel, and that I understand fully all the terms and provisions contained in this Agreement.

(j)                                     Other Laws.  Nothing in this Agreement shall be construed to limit or negate any common or statutory law, including, without limitation, any laws of fiduciary duties, torts or trade secrets, where it provides the parties hereunder with broader protection than that provided herein.

(l)                                     Waiver of Jury Trial.  I HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

*      *      *      *

IN WITNESS WHEREOF, I have executed this Employee Confidentiality and Non-Competition Agreement on the date first written above.

EMPLOYEE:

/s/ Edward G. Kitz
Edward G. Kitz